Exhibit 99.1

ST. BERNARD SOFTWARE REPORTS

SECOND QUARTER 2007 FINANCIAL RESULTS

SAN DIEGO, CA, August 14, 2007 — St. Bernard Software, Inc. (OTCBB: SBSW), a global provider of security appliances and on-demand solutions, including secure content management, archiving and collaboration, today announced its financial results for the second quarter ended June 30, 2007.

Second Quarter Summary

The second quarter was very difficult as we continued to execute our new strategy and associated transition plan. Although we had better than industry average growth in our core iPrism product line, we experienced a several month delay in preparing our new LivePrism product line to effectively compete in medium and large customer opportunities. This delay negatively impacted our sales plan and caused the company to be cash constrained. We also experienced disruption in employee productivity as we implemented the next phase in our company restructuring and expense reduction plans. The cumulative result was a weaker than expected second quarter, a very low cash balance to operate the company, and a slow start to our third quarter.

Through this difficult period in the company’s transition we did continue to execute to our new strategy and made progress towards our new goals. Following are a few positive highlights for the quarter:

•	iPrism experienced 13.5% year-over-year billings growth

•	LivePrism acquired 202 new customers in the first six months of 2007

•	Hired new VP Marketing to spearhead global marketing efforts

•	Joined Jamcracker Delivery Network

•	Secured new $4 Million credit facility with Silicon Valley Bank

•	iPrism® and LivePrism™ named Winners of the 2007 Global Product Excellence Awards by Info Security Products Guide

Financial Results

Revenue in the second quarter was $5.0 million, in line with the $4.6 to $5.2 million guidance previously provided. Subscription revenue from iPrism and LivePrism was $3.6 million in the second quarter. GAAP net loss was $(4.7) million, or $(0.32) per share for the second quarter compared to $(1.2) million, or $(0.12) loss per share reported for the second quarter of 2006. The company cautioned that the review by the company’s independent auditors of the second quarter financial statements contained in this release was not completed at the time of this release, and so, the financial statements that will be filed with the company’s Quarterly Report on Form 10-QSB may differ.

Divestiture of Legacy Open File Manager™ Product

In conjunction with our new strategy to focus the company on network based secure content management solutions, the company signed a definitive agreement on August 13th to sell our legacy Open File Manager product line to EVault. The value of the transaction is $6.875M in cash and is expected to close in August 2007. The proceeds of this sale will provide critically important funding for St. Bernard to support growth of our core iPrism and LivePrism products and continue the execution of our company strategy. We believe that Seagate is an excellent organization that will provide great value to our Open File Manager customers and partners.

Third Quarter Business Outlook

Mr. Rossi said, “We believe that we will continue to achieve solid sales growth and excellent customer retention in our iPrism and LivePrism product lines. In combination with our sales growth, the expense restructuring in Q2’07 will move our business toward a cash flow positive position. We currently expect our Q3 2007 revenue to range from $4.2 to $4.8 million. As a reminder, the company divested its UpdateEXPERT product line early in the first quarter of 2007 and also divested the Open File Manager product line in August 2007. Our guidance reflects the impact of these divestitures.”

Conference Call Information

What: St. Bernard’s Second Quarter 2007 Financial Results Conference Call

When: Tuesday, August 14th at 1:30pm PT (4:30 pm ET)

Dial In Number: 800-257-3401 (US and Canada) 303-205-0033 (International) Company name, ‘St. Bernard’

Webcast: To listen to the live Webcast, use the following link: http://www.vcall.com/IC/CEPage.asp?ID=119614 Or, log onto www.stbernard.com under the Investor Relations section.

Web Replay: 30 days

Call Replay: A replay of the conference call will be available at www.stbernard.com in the Investor Relations area of the site starting two hours after the call through Tuesday, May 22, 2007 at 11:59 pm PT

Replay Number: 800-405-2236 or 303-590-3000 (International) and enter the pass code: 11094529#

For the conference call, please dial-in five minutes in advance to ensure a proper connection. Questions and answers will be taken only from participants on the line. For the Webcast, please allow 15 minutes to register, download and install any necessary software.

About St. Bernard

St. Bernard Software, Inc. (OTCBB: SBSW) is a global provider of security appliances and hosted solutions, including secure content management, archiving and collaboration. The company’s award-winning products deliver innovative security solutions that offer the best combination of ease-of-use, performance and value. Established in 1995 with headquarters in San Diego, CA and international offices in the United Kingdom and the Netherlands, St. Bernard sells and supports its products directly and through solution partners worldwide. For more information, please visit www.stbernard.com.

©2007 St. Bernard Software Inc. All rights reserved. The St. Bernard Software logo, LivePrism, iPrism, iGuard and Open File Manager are trademarks of St. Bernard Software Inc. All other trademarks and registered trademarks are hereby acknowledged.

This press release may contain forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, among other things, any projections of earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operations; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include, among other things, performance of contracts by customers and partners; employee management issues; the timely development, production and acceptance of products and services and their feature sets; the challenge of managing asset levels, including inventory; the flow of products into third-party distribution channels; and the difficulty of keeping expense growth at modest levels while increasing revenues. These and other risks and factors that could cause events or our results to differ from those expressed or implied by such forward-looking statements are described in our most recent annual report on Form 10-KSB, as well as other subsequent filings with the Securities and Exchange Commission. We assume no obligation and do not intend to update these forward-looking statements.

# # #

Contact:

St Bernard Software:

Al Riedler, Chief Financial Officer

(858) 524-2050

or

MKR Group, Inc.

Marie Dagresto or Todd Kehrli

(323) 468-2300

sbsw@mkr-group.com

St. Bernard Software, Inc.

Consolidated Balance Sheets

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets

Current Assets
Cash and cash equivalents	$336,686	$4,841,871
Accounts receivable - net of allowance for doubtful accounts of $646,000 and $678,000 at June 30, 2007, and
December 31, 2006, respectively	4,087,960	3,964,403
Inventories	725,911	729,739
Prepaid expenses and other current assets	492,000	483,840

Total current assets	5,642,557	10,019,853
Fixed Assets - Net	1,857,772	1,726,050
Other Assets	3,540,610	3,937,848
Goodwill	7,542,664	7,709,212

	$18,583,603	$23,392,963

Liabilities and Stockholders’ Deficit

Current Liabilities
Line of credit	$2,338,408	$296,410
Accounts payable	3,995,139	4,559,323
Accrued compensation expenses	1,413,962	1,525,821
Accrued expenses and other current liabilities	386,267	291,718
Current portion of capitalized lease obligations	144,846	75,087
Deferred revenue	10,878,632	11,873,376

Total current liabilities	19,157,254	18,621,735
Capitalized Lease Obligations, Less Current Portion	249,526	141,617

Deferred Revenue	5,604,670	5,842,809

Total liabilities	25,011,450	24,606,161

Commitments and Contingencies

Stockholders’ Deficit
Preferred stock, $0.01 par value; 5,000,000 shares authorized and 0 shares issued and outstanding	—	—
Common stock, $0.01 par value; 50,000,000 shares authorized and 14,742,534 and 14,764,251 shares issued and outstanding in 2007 and 2006, respectively	147,425	147,643
Additional paid-in capital	38,757,731	38,304,771
Accumulated deficit	(45,333,003)	(39,665,612)

Total stockholders’ deficit	(6,427,847)	(1,213,198)

	$18,583,603	$23,392,963

St. Bernard Software, Inc.

Unaudited Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Sales
License	$559,478	$975,987	$1,415,123	$1,860,382
Appliance	881,969	804,729	1,627,239	1,427,929
Subscription	3,600,039	3,831,228	7,372,356	7,592,236

Total Sales	5,041,486	5,611,944	10,414,718	10,880,547

Cost of Sales
License	17,936	20,505	50,253	29,891
Appliance	778,583	600,950	1,336,592	979,717
Subscription	1,007,742	957,438	2,065,381	1,921,327

Total Cost of Sales	1,804,261	1,578,893	3,452,226	2,930,935

Gross Profit	3,237,225	4,033,051	6,962,492	7,949,612
Sales and marketing expenses	3,414,415	2,712,357	7,474,019	5,276,687
Research and development expenses	1,805,270	1,432,447	3,682,872	3,027,811
General and administrative expenses	2,440,123	984,429	4,860,114	1,912,204

Total Operating Expenses	7,659,808	5,129,233	16,017,005	10,216,702

Loss from Operations	(4,422,583)	(1,096,182)	(9,054,513)	(2,267,090)
Other Expense (Income)
Interest expense - net	59,162	87,837	72,061	168,301
Loss (Gain) on sale of UpdateExpert	251,007	—	(3,463,418)	—

Total Other Expense (Income)	310,169	87,837	(3,391,357)	168,301

Loss Before Income Taxes	(4,732,752)	(1,184,019)	(5,663,156)	(2,435,391)
Income tax expense	—	—	(4,235)	—

Net Loss	$(4,732,752)	$(1,184,019)	$(5,667,391)	$(2,435,391)

Basic and Diluted Loss Per Common Share	$(0.32)	$(0.12)	$(0.38)	$(0.25)

Weighted Average Shares Outstanding	14,764,512	9,756,433	14,779,434	9,752,043

St. Bernard Software, Inc.

Unaudited Consolidated Statements of Cash Flows

	Six months ended June 30,
	2007	2006
Cash Flows From Operating Activities
Net loss	$(5,667,391)	$(2,435,391)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	740,156	294,526
Provision for bad debts	(31,654)	20,071
Gain on sale of UpdateExpert	(3,463,418)	—
Compensation expense	580,959	—
Noncash interest expense	2,318	—
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(91,903)	486,045
Inventories	3,828	96,077
Prepaid expenses and other current assets	(24,169)	16,869
Accounts payable	(564,184)	1,296,606
Accrued expenses and other current liabilities	72,113	34,480
Deferred revenue	1,030,535	211,107

Net cash provided by (used in) operating activities	(7,412,810)	20,390

Cash Flows From Investing Activities
Additional costs related to purchase of business	(83,453)	—
Purchases of fixed assets	(230,573)	(30,932)
Proceeds from the sale of UpdateExpert	1,200,000	—

Net cash provided by (used in) investing activities	885,974	(30,932)

Cash Flows From Financing Activities
Merger costs	—	(464,941)
Proceeds from stock option and warrant exercises	30,044	14,066
Principal payments on capitalized lease obligations	(50,391)	(23,488)
Proceeds from note payable	—	395,833
Net increase in line of credit	2,041,998	540,890

Net cash provided by financing activities	2,021,651	462,360

Net Increase (Decrease) in Cash and Cash Equivalents	(4,505,185)	451,818
Cash and Cash Equivalents at Beginning of Period	4,841,871	9,211

Cash and Cash Equivalents at End of Period	$336,686	$461,029

Cash paid during the period for:
Interest	$125,386	$150,608
Income taxes	$1,677	$—

During the six months ended June 30, 2007, the Company entered into capitalized lease obligations for the purchase of $218,542 in fixed assets.

In April 2007, the shares issued in conjunction with the purchase AgaveOne were reduced by 66,667 shares or $250,000 as a result of indemnification claims.

In May 2007, the Company issued 100,000 warrants in conjunction with a loan agreement with a bank. See Note 4.